Exhibit 1.2

Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

August 12, 2024

Cantor Equity Partners, Inc.

110 East 59th Street

New York, NY 10022

Attn: CEO

Ladies and Gentlemen:

This is to confirm our agreement whereby Cantor Equity Partners, Inc., a Cayman Islands exempted company (the “Company”), has requested Cantor Fitzgerald & Co. (the “Advisor”) to assist it in connection with the Company merging with, acquiring shares of, engaging in a share exchange, share reconstruction, recapitalization and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-280230) filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with its initial public offering (the “IPO”).

1. Services and Fees.

(a) The Advisor will, from time to time, upon the Company’s request:

(i)	Assist the Company in arranging meetings with its shareholders to discuss one or more potential Business Combinations, including discussions of the applicable potential Target’s attributes;

(ii)	Attempt to introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination; and

(iii)	Assist the Company with any press releases and/or filings related to the Business Combination or the Target.

(b) As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to 3.5% of the gross proceeds of the base offering amount received by the Company in the IPO and 5.5% of the gross proceeds of the over-allotment offering amount received by the Company in the IPO (the “Fee”). The Fee is due and payable to the Advisor by wire transfer at the closing of the Business Combination (the “Closing”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisor hereunder. The Fee shall be exclusive of any finder’s or other fees which may become payable to the Advisor pursuant to any subsequent agreement between the Advisor and the Company or the Target.

2. Expenses.

At the Closing, the Company shall reimburse the Advisor for all reasonable costs and expenses incurred by the Advisor (including reasonable fees and disbursements of counsel) in connection with the performance of its services hereunder. Reimbursable expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account.

3. Company Cooperation.

The Company will provide full cooperation to the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder. The Advisor shall not share with third parties any Information, presentations and/or materials about the Company, its shareholders and/or affiliates, the initial Business Combination and any Targets, to the extent that any such information is not already provided to the public in the Registration Statement unless the Advisor obtains the Company’s prior written approval (which may be provided via email).

Additionally, the Company hereby acknowledges and confirms its obligations under Sections 3.33 and 3.34 of the Underwriting Agreement executed by the Company and the Advisor on the date hereof.

4. Representations; Warranties and Covenants.

 The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the Business Combination will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5. Indemnity.

The Company shall indemnify the Advisor and its affiliates and its and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to this Agreement, including the foregoing indemnity (each, a “Claim”); (ii) to waive any Claim it may have in the future; and (iii) to not seek recourse against the Trust Account with respect to any Claim.

6. Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7. Status as Independent Contractor.

The Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business.

9. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or delivered by facsimile transmission and confirmed to the parties hereto as follows:

If to the Advisor:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

Attn: General Counsel

Facsimile: (212) 829-4708

If to the Company:

Cantor Equity Partners, Inc.

110 East 59th Street

New York, NY 10022

Attn: Chief Executive Officer

Facsimile: (212) 829-4708

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the commercial banks in the City of New York are open for business.

11. Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The Company agrees that the Advisor shall be entitled to recover all of their reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Heading

AGREED AND ACCEPTED BY:

CANTOR EQUITY PARTNERS, INC.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

[Signature Page to Business Combination Marketing Agreement]

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